ValueVision Announces Revenue up 11% and $18MM of EBITDA
in Record Full Year 2006 Results

MINNEAPOLIS, MN—(PR NEWSWIRE)—March 20, 2007—ValueVision Media, Inc. (Nasdaq:VVTV) today announced results for the fourth quarter and fiscal year ended February 3, 2007.

Fourth Quarter Performance
ValueVision’s fourth quarter revenues were a record $216.7 million, an increase of 3.5% over last year. On a comparable day basis, sales in the fourth quarter were up 11%. Revenue growth reflects the loss of one full week versus prior year because of the Company’s conversion to a 4/5/4 fiscal calendar.

Fourth quarter EBITDA (defined below) was $8.8 million, excluding $419,000 of stock option expense, compared to EBITDA of $8.0 million in the same quarter last year, an increase of 10%. On a comparable day basis, EBITDA was up 19%. Net income for the quarter was $3.5 million compared to net income of $3.4 million for the same quarter last year.

Fiscal Year Performance
Net sales for fiscal 2006 were a record $767.3 million, an increase of 11% over last year. The Company’s full year EBITDA was $17.7 million, excluding $1.6 million of stock option expense, compared to an EBITDA of $3.3 million last year. For the year ended February 3, 2007, the Company recorded a net loss of ($2.4) million compared to a net loss of ($15.8) million last year.

“I am proud of our accomplishments this year. Our continued top-line growth has given us the scale to consistently cover our fixed cost base and we have now delivered five consecutive quarters of positive EBITDA. Our core merchandising skills continue to deliver compelling products to our loyal viewers as we expand beyond our historical jewelry focus. ShopNBC.com sets the standard in our industry for both supporting our on-air programming and aggressively growing our Internet customer base.” said William J. Lansing, President and Chief Executive Officer of ValueVision Media, Inc.

Fiscal 2006 Fourth Quarter and Full Year Business Highlights
Growth in Internet business. Fourth quarter sales on ShopNBC.com increased 23% over the prior year. Internet sales represented 27% of total merchandise sales. For the full year our Internet business grew 26% and is now nearly a quarter of total merchandise sales.

Diversified Merchandise Mix. Non-jewelry merchandise categories now represent over 60% of our sales.

Improved Operating Margins. Operating expenses as a percent of sales decreased to 36.1% in fiscal 2006 from 37.2% in the prior year.

Strong Balance Sheet. Our balance sheet remains strong with over $71 million in cash and no debt. Total cash usage for fiscal 2006 was $11 million including spending of nearly $5 million on our stock buyback program in fiscal 2006.

Fiscal 2007 Outlook
ValueVision’s operating results should continue to improve in 2007. With our base business delivering consistent financial results, we are ready to focus on specific initiatives in 2007. We expect the initiatives below to enhance the long term growth prospects for ShopNBC.

Expand Internet Initiatives. We expect our Internet business to continue to grow as a percent of sales, driven by our internet video initiatives, advanced marketing programs, and internet exclusive merchandising.

Grow Customer Base. We will continue to focus on attracting new customers through cross-channel television promotion, internet marketing initiatives, and increases in digital distribution in television homes. We will continue to focus on improving our customer retention through emphasis on value and quality in our products and strengthening customer relationship through superior customer communication.

Increase sales per household. Our daily business execution will continue to focus on merchandising, promotional events, improvements in customer service, and expansion of our Internet activities.

Fiscal 2007 Financial Guidance
For fiscal 2007, sales are projected to grow at an above industry-average, high single-digit rate. Profitability is expected to continue to improve. We will also be investing in new web initiatives and marketing programs for customer acquisition and retention. EBITDA is expected to be in excess of $20 million, excluding the impact of stock option expense and equity income from Ralph Lauren Media, LLC (Polo.com). In 2006, EBITDA on a comparable basis was $14.7 million. The company is expecting to be cash flow and net income positive in fiscal 2007.

Lansing concluded, “We are excited about the opportunities that lie ahead for ValueVision, particularly as we continue to expand our web business into newly developing areas. Our business is extremely well positioned to grow sales and EBITDA in fiscal 2007, and continue the momentum we achieved in 2006.”

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Conference Call Information
Management has scheduled a conference call at 11:00 a.m. EDT/10:00 a.m. CDT on Wednesday, March 21 to discuss fourth quarter and full year results.

To participate in the conference call, please dial 1-888-469-0883 (Pass code: VALUEVISION) five to ten minutes prior to call time. If you are unable to participate live, a replay will be available for 30 days after the conference call. To access the replay, please dial 1-800-964-0911.

You also may participate via live audio stream by logging on to https://e-meetings.mci.com.
To access the audio stream, please use conference number 6207534 with pass code ‘VALUEVISION’. A rebroadcast of the audio stream will be available using the same access information for 30 days after the initial broadcast.

To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.valuevisionmedia.com and click on “Investor Relations.” Click on “E-mail Alerts” and complete the requested information.

EBITDA Defined
The Company defines EBITDA as net income (loss) from continuing operations for the respective periods excluding depreciation and amortization expense, interest income (expense), and income taxes. Management views EBITDA as an important alternative operating performance measure because it is commonly used by analysts and institutional investors in analyzing the financial performance of companies in the broadcast and television home shopping sectors. However, EBITDA should not be construed as an alternative to operating income (loss) or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as a measure of liquidity. EBITDA, as presented, may not be comparable to similarly entitled measures reported by other companies. Management uses EBITDA to evaluate operating performance and as a measure of performance for incentive compensation purposes. Management has excluded non-cash stock option expense from its fiscal 2006 EBITDA and has excluded non-cash stock option expense and equity in RLM from its forecasted 2007 EBITDA presentation in order to maintain comparability of previously issued financial guidance and prior year’s reported results.

About ValueVision Media, Inc
Founded in 1990, ValueVision Media is an integrated direct marketing company that sells general merchandise directly to consumers through television, the Internet, and direct mail. It operates ShopNBC, one of the top three television shopping networks in the United States. For more information, please visit www.valuevisionmedia.com or www.shopnbc.com.

Forward-Looking Information
This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are accordingly subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer spending and debt levels; interest rates; competitive pressures on sales, pricing and gross profit margins; the level of cable distribution for the Company’s programming and the fees associated therewith; the success of the Company’s e-commerce and rebranding initiatives; the performance of its equity investments; the success of its strategic alliances and relationships; the ability of the Company to manage its operating expenses successfully; risks associated with acquisitions; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting the Company’s operations; and the ability of the Company to obtain and retain key executives and employees. More detailed information about those factors is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The Company is under no obligation (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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SOURCE: ValueVision Media, Inc.

CONTACT: Investor Relations, Frank Elsenbast, Senior Vice President and Chief Financial Officer, 952-943-6516 or Amy Kahlow, Director of Communications, 952-943-6717.

VALUE VISION MEDIA, INC.
Key Performance Metrics*
(Unaudited)

		Q4			YTD
	For the three months ending			For the twelve months ending
	2/3/2007	2/4/2006	%	2/3/2007	2/4/2006	%

Program Distribution

Cable FTEs	40,082	37,851	6%	39,288	37,822	4%
Satellite FTEs	26,572	24,824	7%	25,923	24,088	8%

Total FTEs (Average 000s)	66,654	62,675	6%	65,211	61,910	5%
Net Sales per FTE (Annualized)	$12.74	$13.08	-3%	$11.58	$10.99	5%
Active Customers - 12 month rolling	n/a	n/a		845,564	803,607
% New Customers - 12 month rolling	n/a	n/a		53%	56%
% Retained - 12 month rolling	n/a	n/a		47%	44%
Customer Penetration - 12 month rolling	n/a	n/a		1.3%	1.3%
Product Mix

Jewelry	34%	41%		39%	43%
Watches, Apparel, Health & Beauty	26%	24%		24%	21%
Home & All Other	40%	35%		37%	36%
Shipped Units (000s)	1,340	1,474	-9%	4,989	4,942	1%
Average Price Point — shipped units	$219	$198	11%	$211	$196	8%

*Includes ShopNBC TV and ShopNBC.com only.

VALUEVISION MEDIA, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

For the Three Month Periods Ended	For the Twelve Month Periods Ended

	February 3,	February 4,	February 3,	February 4,
	2007	2006	2007	2006
Net sales	$216,683	$209,370	$767,275	$691,851
Cost of sales	141,526	135,905	500,114	452,907

Gross profit	75,157	73,465	267,161	238,944

Operating expense:
Distribution and selling	60,980	60,121	226,450	212,369
General and administrative	6,583	6,609	27,922	24,864
Depreciation and amortization	5,712	5,459	22,239	20,569
Asset impairments and write offs	-	-	29	-
Employee termination costs	-	-	-	82
Gain on sale of television station	-	(294)	-	(294)

Total operating expense	73,275	71,895	276,640	257,590

Operating income (loss)	1,882	1,570	(9,479)	(18,646)

Other income:
Other income (expense)	—	(3)	350	(4)
Interest income	851	926	3,802	3,048

Total other income	851	923	4,152	3,044

Income (loss) from continuing operations
before income taxes and equity in net
income of affiliates	2,733	2,493	(5,327)	(15,602)
Equity in income of affiliates	814	987	3,006	1,383
Income tax (provision) benefit	(30)	(51)	(75)	762

Income (loss) from continuing operations	3,517	3,429	(2,396)	(13,457)
Discontinued operations:
Loss from discontinued FanBuzz operations, net of tax	-	-	-	(2,296)

Net income (loss)	3,517	3,429	(2,396)	(15,753)
Accretion of redeemable
preferred stock	(72)	(72)	(289)	(287)

Net income (loss) available to
common shareholders	$3,445	$3,357	$(2,685)	$(16,040)

Net income (loss) per common share:
Continuing operations	0.09	0.09	(0.07)	(0.37)
Discontinued operations	—	—	—	(0.06)

Net income (loss)	0.09	0.09	(0.07)	(0.07)
Net income (loss) per common share
---assuming dilution:
Continuing operations	0.08	0.08	(0.07)	(0.37)
Discontinued operations	—	—	—	(0.06)

Net income (loss)	0.08	0.08	(0.07)	(0.43)

Weighted average number of common shares outstanding:
Basic	37,483,594	37,427,009	37,646,162	37,181,717

Diluted	42,861,399	43,077,577	37,646,162	37,181,717

VALUEVISION MEDIA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)

	February 3,	February 4,
	2007	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$41,496	$43,143
Short-term investments	29,798	39,207
Accounts receivable, net	117,169	87,478
Inventories	66,622	67,844
Prepaid expenses and other	5,360	8,357

Total current assets	260,445	246,029
Property and equipment, net	40,107	46,958
FCC broadcasting license	31,943	31,943
NBC Trademark License Agreement, net	12,234	15,461
Cable distribution and marketing agreement, net	1,759	2,654
Other assets	5,492	4,094

	$351,980	$347,139

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$57,196	$60,597
Accrued liabilities	47,709	40,223
Deferred revenue	369	—
Total current liabilities	105,274	100,820
Other long-term obligations	2,553	130
Deferred revenue	1,699	—
Series A Redeemable Convertible Preferred Stock,
$.01 par value, 5,339,500 shares authorized; 5,339,500
shares issued and outstanding	43,607	43,318
Shareholders’ equity:
Common stock, $.01 par value, 100,000,000 shares authorized;
37,593,768 and 37,643,676 shares issued and outstanding	376	376
Warrants to purchase 4,036,858 and 6,380,583 shares of common stock	22,972	34,029
Additional paid-in capital	287,541	278,266
Deferred compensation	—	(154)
Accumulated deficit	(112,042)	(109,646)
Total shareholders' equity	198,847	202,871

	$351,980	$347,139

ValueVision Media, Inc.
Reconciliation of EBITDA to net income (loss):

	Fourth Quarter	Fourth Quarter	Twelve Month Period	Twelve Month Period
			Ended	Ended
	3-Feb-07	4-Feb-06	3-Feb-07	4-Feb-06
EBITDA, before non-cash stock option expense (000’s)	$8,827	$8,013	$17,672	$3,302
Less: non-cash stock option expense	(419)	0	(1,556)	0
EBITDA (as defined) (a)	8,408	8,013	16,116	3,302

A reconciliation of EBITDA to net loss is as follows:
EBITDA, as defined	8,408	8,013	16,116	3,302
Adjustments:
Depreciation and amortization	(5,712)	(5,459)	(22,239)	(20,569)
Interest income	851	926	3,802	3,048
Income taxes	(30)	(51)	(75)	762
Discontinued operations of FanBuzz	0	0	0	(2,296)
Net income (loss)	$3,517	$3,429	$(2,396)	$(15,753)

Fiscal 2007 Outlook
A reconciliation of EBITDA to forecasted net income is as follows:
EBITDA, as forecasted, before non-cash stock option expense and equity in RLM income (000’s)	$20,000
expense and equity in RLM income (000’s)
Less:
Non-cash stock option expense, as forecasted	(2,000)
Equity in RLM income	3,000
EBITDA (as defined) (a)	21,000

EBITDA, as forecasted	$21,000
Less:
Depreciation and amortization, as forecasted	(21,000)
Interest income, as forecasted	4,100
Income taxes, as forecasted	(100)
Net income, as forecasted	$4,000

(a) EBITDA as defined for this statistical presentation represents net income (loss) from continuing operations for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes.

Management views EBITDA as an important alternative operating performance measure because it is commonly used by analysts and institutional investors in analyzing the financial performance of companies in the broadcast and television home shopping sectors.

However, EBITDA should not be construed as an alternative to operating income or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as a measure of liquidity. EBITDA, as presented, may not be comparable to similarly entitled measures reported by other companies. Management uses EBITDA to evaluate operating performance and as a measure of performance for incentive compensation purposes.

Management has excluded non-cash stock option expense from its fiscal 2006 EBITDA and has excluded non-cash stock option expense and equity in RLM from its forecasted 2007 EBITDA presentation in order to maintain comparability to our analyst’s coverage and guidance of our ongoing core business operations.